-----------------------------
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                             UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549



                          SCHEDULE 13G/A


             Under the Securities Exchange Act of 1934
                        (Amendment No. 1)*


                          First USA, Inc.
---------------------------------------------------------------------
                         (Name of Issuer)

        6 1/4% Convertible Preferred Stock, $0.01 par value
---------------------------------------------------------------------
                  (Title of Class of Securities)

                             33743H204
                    ---------------------------
                          (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------------                    -------------------------
CUSIP No.  33743H204                13G          Page 2 of 6 Pages
----------------------------                    -------------------------


------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


              Salomon Inc
              22-1660266
------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) [   ]
                                                            (b) [ X ]
------------------------------------------------------------------------------
3       SEC USE ONLY



------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION


              Delaware

------------------------------------------------------------------------------
                  5      SOLE VOTING POWER

                             ---
  NUMBER OF
                 -------------------------------------------------------------
    SHARES        6      SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                  333,100

                 -------------------------------------------------------------
    EACH          7      SOLE DISPOSITIVE POWER
  REPORTING
   PERSON                    ---

                 -------------------------------------------------------------
    WITH          8      SHARED  DISPOSITIVE POWER

                             333,100

------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             333,100

------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*                                         [   ]



------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             5.8%

------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

             HC, CO

------------------------------------------------------------------------------
                  *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1(a). Name of Issuer:

           First USA, Inc. ("First USA")

Item 1(b). Address of Issuer's Principal Executive Offices:

           1601 Elm Street
           47th Floor
           Dallas, Texas  75201

Item 2(a). Name of Person Filing:

           Salomon Inc

Item 2(b). Address or Principal Office or, if none, Residence:

           Seven World Trade Center
           New York, New York  10048

Item 2(c). Citizenship or Place of Organization:

           Delaware

Item 2(d). Title of Class of Securities:

           6 1/4% Convertible Preferred Stock, $0.01 par value
           (the "Preferred Stock")

Item 2(e). CUSIP Number:

           33743H204

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the person filing is a:

           (a) [ ] Broker or Dealer registered under Section 15 of the Act;

           (b) [  ] Bank as defined in Section 3(a)(6) of the Act;

           (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act;

           (d) [ ] Investment Company registered under Section 8 of the Investment Company Act;

           (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940;


                             Page 3
                           of 6 Pages

           (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see ss. 240.13d-1(b)(1)(ii)(F);

           (g) [X] Parent Holding Company, in accordance with ss. 240.13d-1(b)(1)(ii)(G);

           (h) [  ] Group, in accordance with ss. 240.13d-1(b)
                    (1)(ii)(H).

Item 4.         Ownership.

           (a)  Amount Beneficially Owned as of December 31, 1996:
                333,100 shares.

           (b)  Percent of Class:  5.8%

           (c)  Number of shares as to which such person has:

                (i)  sole power to vote or to direct the vote:  --

                (ii)  shared power to vote or to direct the vote:
                      333,100

                (iii)  sole power to dispose or to direct the
                       disposition of:  --

                (iv)  shared power to dispose or to direct the
                      disposition of:  333,100

                As of December 31, 1996, Salomon Brothers Inc ("SBI"), an indirect, wholly owned subsidiary of Salomon Inc, held directly 333,100 shares of Preferred Stock, representing 5.8% of the 5,750,000 shares of Preferred Stock reported to be outstanding in First USA's Quarterly Report on Form 10-Q for the period ended September 30, 1996.

Item 5.    Ownership of Five Percent or Less of a Class.

           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ].

           Although SBI directly beneficially owned 5.8% of the outstanding shares of Preferred Stock as of December 31, 1997 (as set forth in Item 4), as of midnight, Eastern Standard Time on February 3, 1997, SBI directly beneficially owned 233,100 shares of Preferred Stock, representing only 4.1% of the 5,750,000 shares of Preferred Stock reported to be outstanding in First USA's Quarterly Report on Form 10-Q for the period ended September 30, 1996.

Item 6.    Ownership of More than Five Percent on Behalf of
           Another Person.

           Not applicable.



                             Page 4
                            of 6 Pages

Item 7.    Identification and Classification of the Subsidiary
           Which Acquired the Security Being Reported on by the
           Parent Holding Company.

           Salomon Inc is filing this Statement on Schedule 13G pursuant to Rule 13d- 1(b)(1)(ii)(G) and Rule 13d-2(b) under the Securities Exchange Act of 1934, as amended.
           See Exhibit 1.

Item 8.    Identification and Classification of Members of the Group.

           Not Applicable.

Item 9.    Notice of Dissolution of Group.

           Not Applicable.

Item 10.   Certification.

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

Signature.

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 1997

                               SALOMON INC



                               By  /s/ Arnold S. Olshin
                                 --------------------------
                                 Name:  Arnold S. Olshin
                                 Title:  Secretary

                             Page 5
                            of 6 Pages

                                                           EXHIBIT 1

           Salomon Brothers Inc ("SBI"), a broker-dealer registered under Section 15 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), is a Delaware corporation that is a wholly owned subsidiary of Salomon Brothers Holding Company Inc ("SBHC"), which in turn is a Delaware corporation that is a wholly owned subsidiary of Salomon Inc. The principal places of business of SBI and SBHC are located at Seven World Trade Center, New York, New York 10048. Salomon Inc is filing this amendment to its Statement on Schedule 13G pursuant to Rule 13d-1(b)(1)(ii)(G) and Rule 13d-2(b) under the 1934 Act as a "parent holding company" of SBI in order to report (x) the direct beneficial ownership by SBI of the 6 1/4% Convertible Preferred Stock, $0.01 par value (the "Preferred Stock"), of First USA, Inc. and (y) the indirect beneficial ownership by SBHC and Salomon Inc of the Preferred Stock directly beneficially owned by SBI.






                             Page 6
                            of 6 Pages

                                                -----------------------------
                                                        OMB Approval
                                                 OMB Number:  3235-0145
                                                 Expires:  December 31, 1997
                                                 Estimated average burden
                                                 hours per response....14.90
                                                -----------------------------






                           UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549
                           SCHEDULE 13G
             Under the Securities Exchange Act of 1934
                     (Amendment No.        )*


                          First USA, Inc.
---------------------------------------------------------------------
                         (Name of Issuer)


        6 1/4% Convertible Preferred Stock, $0.01 par value
---------------------------------------------------------------------
                  (Title of Class of Securities)


                             33743H204
                  -----------------------------
                          (CUSIP Number)


Check the following box if a fee is being paid with this statement [ X ]. (A fee is not required only if the filing person:
(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------------                    ----------------------------
CUSIP No.  33743H204                13G        Page   2   of  6  Pages
---------------------------                    ----------------------------

---------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


           Salomon Inc
           22-1660266
--------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                          (a)  [   ]
                                          (b)  [ X ]
--------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION


           Delaware

--------------------------------------------------------------------------
                5    SOLE VOTING POWER

                          ---
  NUMBER OF
                --------------------------------------------------------
   SHARES
                6    SHARED VOTING POWER
BENEFICIALLY
                          342,400
  OWNED BY
                --------------------------------------------------------
    EACH        7    SOLE DISPOSITIVE POWER

 REPORTING                ---

  PERSON
                --------------------------------------------------------
   WITH         8    SHARED DISPOSITIVE POWER

                          342,400
--------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           342,400
--------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*  [   ]


--------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.95%

--------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

           HC, CO

--------------------------------------------------------------------------
                *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1(a). Name of Issuer:

           First USA, Inc. ("First USA")

Item 1(b). Address of Issuer's Principal Executive Offices:

           1601 Elm Street
           47th Floor
           Dallas, Texas  75201

Item 2(a). Name of Person Filing:

           Salomon Inc

Item 2(b). Address or Principal Office or, if none, Residence:

           Seven World Trade Center
           New York, New York  10048

Item 2(c). Citizenship or Place of Organization:

           Delaware

Item 2(d). Title of Class of Securities:

           6 1/4% Convertible Preferred Stock, $0.01 par value
           (the "Preferred Stock")

Item 2(e). CUSIP Number:

           33743H204

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the person filing is a:

           (a) [ ] Broker or Dealer registered under Section 15 of the Act;

           (b)  [  ] Bank as defined in Section 3(a)(6) of the Act;

           (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act;

           (d) [ ] Investment Company registered under Section 8 of the Investment Company Act;

           (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940;

                             Page 3
                           of 6 Pages

           (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see ss. 240.13d-1(b)(1)(ii)(F);

           (g) [X] Parent Holding Company, in accordance with ss. 240.13d-1(b)(1)(ii)(G);

           (h)  [  ] Group, in accordance with ss. 240.13d-1(b)
                     (1)(ii)(H).

Item 4.    Ownership

           (a)  Amount Beneficially Owned as of December 31, 1995:
                342,400 shares.

           (b)  Percent of Class: 5.95%.

           (c)  Number of shares as to which such person has:

                (i)  sole power to vote or to direct the vote:
                     --

                (ii) shared power to vote or to direct the
                     vote:  342,400

(               iii) sole power to dispose or to direct the
                     disposition of:  --

                (iv) shared power to dispose or to direct the
                     disposition of:  342,400

                As of December 31, 1995, Salomon Brothers Inc ("SBI"), an indirect, wholly owned subsidiary of Salomon Inc, held directly 342,400 shares of Preferred Stock, representing 5.95% of the 5,750,000 shares of Preferred Stock reported to be outstanding in First USA's Quarterly Report on Form 10-Q for the period ended September 30, 1995.

Item 5.    Ownership of Five Percent or Less of a Class.

           If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.    Ownership of More than Five Percent on Behalf of
           Another Person.

           Not Applicable.

Item 7.    Identification and Classification of the Subsidiary
           Which Acquired the Security Being Reported on by the
           Parent Holding Company

           Salomon Inc is filing this Statement on Schedule 13G pursuant to Rule 13d-1(b)(1)(ii)(G) under the Securities Exchange Act of 1934, as amended. See
           Exhibit 1.

                             Page 4
                           of 6 Pages

Item 8.    Identification and Classification of Members of the Group.

           Not Applicable.

Item 9.    Notice of Dissolution of Group.

           Not Applicable.

Item 10.   Certification.

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

Signature.

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 1996

                               SALOMON INC

                               By  /s/ Arnold S. Olshin
                                 ------------------------------
                                  Name:  Arnold S. Olshin
                                  Title:  Secretary


                             Page 5
                           of 6 Pages

                                                         EXHIBIT 1
                                                         ---------

           Salomon Brothers Inc ("SBI"), a broker-dealer registered under Section 15 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), is a Delaware corporation that is a wholly owned subsidiary of Salomon Brothers Holding Company Inc ("SBHC"), which in turn is a Delaware corporation that is a wholly owned subsidiary of Salomon Inc. The principal places of business of SBI and SBHC are located at Seven World Trade Center, New York, New York 10048. Salomon Inc is filing this Statement on
Schedule 13G pursuant to Rule 13d-1(b)(1)(ii)(G) under the 1934 Act as a "parent holding company" of SBI in order to report (x) the direct beneficial ownership by SBI of the 6 1/4% Convertible Preferred Stock, $0.01 par value (the "Preferred Stock") of First USA, Inc. and (y) the indirect beneficial ownership by SBHC and Salomon Inc of the Preferred Stock beneficially owned by SBI.


                             Page 6
                           of 6 Pages